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EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCCOUNTS

        We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement No. 333-0743196 on Form S-2 of Pacific Premier Bancorp and Subsidiaries of our report dated February 28, 2003 on our audits of the consolidated financial statements of Pacific Premier Bancorp and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, statement of changes in stockholders' equity and cash flows for the years ended December 31, 2002 and 2001 appearing in the Prospectus, which is a part of such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ VAVRINEK, TRINE, DAY & CO., LLP Vavrinek, Trine, Day & Co., LLP Certified Public Accountants

Rancho Cucamonga, California
September 24, 2003

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  EXHIBIT 23.1